Exhibit 99.1
Press Release
W Holding Company, Inc., The Bank Holding Company of Westernbank Puerto Rico, Completes Restatement and Filing Process for Years 2005 and 2006 and Files Form 10-K for the Year Ended December 31, 2007
MAYAGUEZ, Puerto Rico, March 16 /PRNewswire-FirstCall/ — W Holding Company, Inc. (NYSE: WHI — News; the “Company”), the bank holding company of Westernbank Puerto Rico (the “Bank”), today announced that it has filed with the Securities and Exchange Commission its Annual Report on Form 10-K (the “Annual Report”) for the year ended December 31, 2007, including the restated results of its previously issued consolidated financial statements for the years 2005 and 2006.
“The completion of the restatement and the filing of the Annual Report represent a significant step forward for our Company. Management is focused on getting the Company back to timely financial reporting. With this important step, we are focused ahead on filing our 2008 reports and corresponding quarters for 2009 and onwards with our new audit team, BDO Seidman, LLP,” said Mr. Frank C. Stipes, Chairman, President and Chief Executive Officer of the Company. “On behalf of our senior management team and Board of Directors, we thank our customers, employees and shareholders, as well as the New York Stock Exchange and our regulators (Federal Deposit Insurance Corporation, the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico, the Federal Reserve Board, and the Securities and Exchange Commission) for their confidence, patience and support.”
Mr. Stipes commented, “2007 was a difficult year as we confronted the beginning of the most serious and unprecedented crisis seen in America since the Great Depression.”
2008 and beyond
Mr. Stipes continued, “The 2007 financial statements do not reflect the actions taken by management during 2008 in response to the deteriorating economic environment.”
During 2008, the Company adopted the following strategies to provide additional liquidity and capital:
•	Reduced Westernbank’s risk-weighted assets by shifting the composition of its investment portfolio from called agency securities with a risk-weight of 20% to GNMA mortgage-backed securities and collateralized mortgage obligations with a risk-weight of 0% and deleveraging the Company’s balance sheet.

•	Reduced by 74% the payment of cash dividends on common stock.

•	Increased Westernbank’s borrowing capacity with the FHLB — At December 31, 2008, the Company’s borrowing capacity with the FHLB increased to over half a billion dollars from $39.0 million at December 31, 2007.

•	Sold unused real estate owned — During 2008, Westernbank sold certain land lots originally held for future branch development and recognized a gain on sales of $14.7 million.

•	Negotiated settlements and agreements — During 2008, Westernbank negotiated agreements with authorities that yielded a benefit of $33.3 million.

•	Transferred the Company’s insurance agency to Westernbank, resulting in a capital infusion of $2.9 million.

Restatement and 2007 Key Results
•	Total assets at December 31, 2007, 2006 and 2005 were $17.93 billion, $17.07 billion, and $16.11 billion, respectively. The increase in total assets was mainly driven by increases in the Company’s loan portfolio. Loans receivable — net grew by $655.7 million for the year ended December 31, 2007, when compared to the previous year, through increased originations in commercial real estate mortgages and the disbursement of previously approved construction mortgage loans.

•	Total deposits reached $10.50 billion, from $9.34 billion at December 31, 2006, and $8.38 billion at year end 2005.

•	Net loss for the year ended December 31, 2007 was $68.3 million, compared to a net income of $59.6 million and $123.5 million for the years ended December 31, 2006 and 2005, respectively.

•	Basic and diluted earnings (loss) per common share for the year ended December 31, 2007 amounted to $(31.92), compared to basic earnings per common share of $6.89 ($6.74 on a diluted basis) and $26.37 ($25.61 on a diluted basis), adjusted to reflect the one-for-fifty reverse stock split approved on November 7, 2008 and effective on December 1, 2008, for the comparable periods in 2006 and 2005, respectively.

•	The net loss for the year ended December 31, 2007, when compared to a net income in 2006, was mainly attributed to an increase of $186.7 million in the provision for loan losses (principally attributed to increased provisions in the Company’s commercial loan portfolios, including construction loans), an increase of $38.9 million in noninterest expenses (mainly attributed to additional professional fees, salaries and employees’ benefits, deposit insurance premiums and other expenses incurred during 2007) and a decrease of $23.3 million in net interest income (mainly as a result of an increase in non-performing loans), partially offset by an increase of $10.7 million in noninterest income and a decrease of $110.3 million in the provision for income taxes.

•	The decrease in net income for the year ended December 31, 2006, when compared to year 2005, was attributed to an increase of $10.9 million in the provision for loan losses (principally attributed to an increase in the provision of the asset-based lending division loan portfolio), an increase of $16.3 million in noninterest expenses, an increase of $36.9 million in the provision for income taxes, and a decrease of $1.1 million in net interest income, partially offset by an increase of $1.3 million in noninterest income.

•	The impact of the correction of the Inyx loan in the Company’s financial statements was as follows:
•	The Inyx loans were presented as impaired loans and placed in nonaccrual status under the cost-recovery method commencing in October 2005.

•	The accrued interest receivable on these loans was reversed and the interest collected after the impairment date was recorded as a reduction of the loan principal balance.

•	The provision for loan losses, allowance for loan losses and the corresponding deferred income tax assets were adjusted, as appropriate.

•	The amortization of unamortized deferred loan fees of this loan was reversed from the impairment date.
A summary of the effects of the restatement is as follows:
Consolidated Statement of Financial Condition
As of December 31, 2006
(In thousands)

	As Previously
	Reported	As Restated
ASSETS:
Loans, net	$8,641,023	$8,554,177
Allowance for loan losses	126,844	202,180
Accrued interest receivable	121,360	120,311
Deferred income taxes, net	51,338	58,689
Total	17,154,688	17,074,144

	As Previously
	Reported	As Restated
LIABILITIES AND STOCKHOLDERS’ EQUITY:

STOCKHOLDERS’ EQUITY:

Retained earnings:
Reserve fund	86,442	78,389
Undivided profits	251,034	178,543
Total stockholders’ equity	1,227,887	1,147,343
Total	17,154,688	17,074,144
Consolidated Statements of Income
For the years ended December 31, 2006 and 2005
(Dollars in thousands except per share data)

	2006		2005
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated

INTEREST INCOME:
Loans, including loan fees	$671,530	$661,095	$479,042	$476,918
Total interest income	1,000,225	989,790	795,329	793,205
NET INTEREST INCOME	318,806	308,371	311,582	309,458
PROVISION FOR LOAN LOSSES	64,550	90,880	31,000	80,006
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	254,256	217,491	280,582	229,452
TOTAL NET INTEREST INCOME AND NONINTEREST INCOME	291,354	254,589	316,402	265,272
INCOME BEFORE PROVISION FOR INCOME TAXES	166,836	130,071	208,172	157,042
PROVISION FOR INCOME TAXES	66,305	70,492	45,086	33,547
NET INCOME	100,531	59,579	163,086	123,495
INCOME AVAILABLE TO COMMON STOCKHOLDERS	63,620	22,668	126,101	86,510

BASIC EARNINGS PER COMMON SHARE	19.35	6.89	38.44	26.37
DILUTED EARNINGS PER COMMON SHARE	18.93	6.74	37.21	25.61
Effect of Restatement and 2007 Results on Regulatory Capital Ratios
In connection with the preparation of the Annual Report, the Company determined that Westernbank was “adequately capitalized” under regulatory capital standards promulgated by federal banking regulators as of December 31, 2007. At December 31, 2007, Westernbank’s total risk-based capital ratio, Tier I risk-based capital ratio, and Tier I leverage capital ratio were 8.89%, 7.62% and 4.82%, respectively. Based on the results of operations as explained above, Westernbank became and is “well-capitalized” during the year ended December 31, 2008.
You may read and copy the Company’s Form 10-K for the fiscal year ended December 31, 2007 through the SEC website, http://www.sec.gov, or at the Company’s investor relations section at the Company’s website, http://www.wholding.com.
Restatement Background and Remediation Program
On June 25, 2007, the Company announced that it had determined that Westernbank’s loans to a group of affiliated entities hereinafter referred to as Inyx (the “Inyx loans”) was impaired and that there was a significant collateral deficiency with respect to these loans. The Company’s Audit Committee of the Board of Directors (the “Audit Committee”) reviewed the circumstances of the Inyx loan impairment and engaged outside advisors to review the Inyx loans and actions of the borrower, the Bank’s asset-based lending division loan portfolio, and the system of internal control at the asset-based lending division. In connection with the foregoing, Management concluded that the annual audited financial statements for the fiscal years ended December 31, 2005 and 2006, as well as the previously filed interim unaudited financial statements for the quarters ended March 31, June 30, and September 30, 2006 and March 31, 2007, should no longer be relied upon and that the Company needed to restate these previously issued financial statements. The need for the restatement was announced after Management concluded that it was necessary to correct the accounting of the impact of adjustments resulting from impairment charges related to the Inyx loans over such periods.
In connection with the preparation and filing of the 2007 Annual Report on Form 10-K, the Company’s Management evaluated the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. Based on this evaluation, Management has concluded that there were control deficiencies in the Company’s internal control over financial reporting, which individually or in combination were considered material weaknesses as of December 31, 2007.
The Company is actively engaged in the implementation of remediation efforts to address the material weakness in the Company’s internal control over financial reporting as of December 31, 2007 identified by Management and to enhance the Company’s internal control environment. For a summary of the material weaknesses identified by management and the remediation efforts, see Item 9A “Control and Procedures” in the Company’s 2007 Annual Report on Form 10-K.
Commenting on this matter, Mr. Hector Del Rio, Chairman of the Audit Committee of the Company’s Board of Directors, stated, “A significant accomplishment of the restatement process has been the strong actions taken by management and the Board of Directors to address the material weaknesses that existed in the Company’s internal control over financial reporting as of December 31, 2007. The actions taken are specifically designed to address the material weaknesses identified by the Company’s Management and to enhance the Company’s overall corporate governance. Westernbank comes out of this process a stronger company, with better controls and better positioned to handle the future.”
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for fiscal year 2007. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 49 full-fledged branches (including 10 Expresso of Westernbank branches), including 26 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet.